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                                                                    Exhibit (15)
                              ARTHUR ANDERSEN LLP



To Consumers Power Company:

         We are aware that Consumers Power Company has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 1995, its Form 10-Q for the quarter ended June 30, 1995 and its Form 10-Q for the quarter ended September 30, 1995, which include our reports dated May 8, 1995, August 9, 1995 and November 9, 1995, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Arthur Andersen LLP

Detroit, Michigan,
  December 19, 1995